Exhibit 99.1

Purple Innovation Reports First Quarter 2018 Results

Alpine, Utah, May 15, 2018 – Purple Innovation, Inc. (NASDAQ: PRPL) (“Purple”), a comfort technology company known for creating the “World’s First No Pressure ™ Mattress,” today announced financial results for the first quarter ended March 31, 2018.

First Quarter Financial Summary

●	Net revenue increased 102.4% to $61.0 million, compared to $30.1 million in the first quarter of 2017.
●	Gross margin was 43.3% as compared to 47.5% in the first quarter of 2017.
●	Operating loss was $(2.9) million as compared to operating loss of $(2.0) million in the first quarter of 2017. Adjusted operating loss was $(0.6) million compared to adjusted operating loss of $(1.9) million in the first quarter of 2017.
●	Net loss was $(3.6) million for the first quarter 2018 compared to a net loss of $(2.0) million in the year ago period.
●	EBITDA was $(2.5) million compared to $(1.9) million in the first quarter of 2017. Adjusted EBITDA was $(0.1) million compared to $(1.9) million in the first quarter of 2017.

“The strong top-line performance we delivered to start the year underscores our progress gaining share in the competitive direct-to-consumer mattress category,” commented Terry Pearce, Co-Founder, Chairman and CEO. “We experienced continued strong demand for the original Purple mattress as well as a positive response to the newer, higher-priced models that we introduced on our website during the first quarter. At the same time, we are pleased with the results of our test with Mattress Firm. Following solid sell-through of our product in the initial 51 test stores, we have increased our presence to 117 locations including three new geographies and have an additional 73 store expansion planned for the third quarter.”

First Quarter 2018 Review

First quarter 2018 net revenue increased 102.4% to $61.0 million, compared to $30.1 million in the first quarter of 2017. The increase in net revenue was driven primarily by higher direct-to-consumer demand for mattresses, including new higher-priced offerings launched online in February 2018, fueled by increased marketing investments and an improved manufacturing capacity to fulfill orders. The first quarter of 2018 also benefitted from contributions from mattress sales in the wholesale channel, which launched in the fourth quarter 2017.

Gross margin for the first quarter 2018 was 43.3% compared to 47.5% in the year ago period, and 43.7% for the full year 2017. The decrease was driven by inventory adjustments related to inefficiencies we experienced in quality control and the manufacturing process as we scaled the production of the new mattresses to meet higher than expected demand. In addition, we also experienced higher freight costs during the first quarter 2018 associated with the new model mattress launch as we initially flat-packed the new models as opposed to rolling them to achieve our February launch date. These additional costs were partially offset by the higher product margins of our new models.

Operating expenses were $29.3 million in the first quarter 2018 compared to $16.3 million in the prior year period. The increase in operating expenses is primarily attributable to higher marketing investments to expand brand awareness and drive direct-to-consumer demand for the Company’s product portfolio as well as $2.4 million of one-time, non-recurring costs related to the business combination transaction with Global Partner Acquisition Corp and severance costs.

Operating loss was $(2.9) million, compared to a loss of $(2.0) million in the prior year. Adjusted operating loss was $(0.6) million compared to an adjusted operating loss of $(1.9) million in first quarter 2017. First quarter 2018 excludes the one-time business combination transaction and severance costs.

Net loss was $(3.6) million for the first quarter 2018 compared to a net loss of $(2.0) million in the year ago period.

EBITDA for the first quarter 2018 was $(2.5) million compared to $(1.9) million in the first quarter 2017. Adjusted EBITDA, which excludes one-time, non-recurring costs related to the business combination transaction with Global Partner Acquisition Corp and severance costs was $(0.1) million, compared to adjusted EBITDA of $(1.9) million last year.

Balance Sheet Highlights

As of March 31, 2018, the Company had cash and cash equivalents of $26.8 million compared to $3.6 million in cash and cash equivalents as of December 31, 2017. Inventories as of March 31, 2018 totaled $26.6 million compared with $13.3 million as of December 31, 2017.

2018 Outlook

For the second quarter of 2018, the Company expects net revenue to be between $70.0 million and $73.0 million and adjusted EBITDA to be in the range of $(3.0) million to $(1.0) million.

For 2018, the Company now expects net revenue to be between $290.0 million and $310.0 million, an increase of between 47% and 57% over annual 2017, and adjusted EBITDA of approximately breakeven.

Terry Pearce added, “We continue to be very optimistic about the long-term prospects for Purple. In the near-term, we have adopted a more conservative top-line outlook to reflect increased pressure from online competition, lower online conversion rates in conjunction with the higher-priced models, and a slower than expected rollout of our wholesale business. Our revised revenue guidance is also based on the rising costs of digital advertising and marketing activities combined with our commitment to managing the business to breakeven on an adjusted EBITDA basis for 2018.”

Webcast and Conference Call Information

Purple Innovation, Inc. will host a live conference call to discuss financial results today, May 15, 2018, at 4:30 p.m. Eastern Time. The dial-in number for the conference call is (877) 425-9470. The dial-in number for international callers is (201) 389-0878. The call is also being webcast and can be accessed on the investor relations section of the Company's website, investors.purple.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company's website for 30 days.

About Purple

Purple is a comfort technology company that designs and manufactures products to improve how people sleep, sit, and stand. It designs and manufactures a range of comfort technology products, including mattresses, pillows, and cushions, using its patented Hyper-Elastic Polymer technology designed to improve comfort. The Company markets and sells its products through its direct-to-consumer online channel, traditional retail partners, and third party online retailers. For more information on Purple, visit www.purple.com.

Forward Looking Statements

Certain statements made in this release that are not historical facts are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Such forward-looking statements include but are not limited to statements about our outlook and expectations for our financial results for the first quarter of 2018 and the fiscal year ended December 31, 2018, as well as our ability to create sustained profitability and shareholder value and our expectations with regard to our partnership with Mattress Firm. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Factors that could influence the realization of forward-looking statements include the risk factors outlined in the “Risk Factors” section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 15, 2018 and in our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 8, 2018, as amended February 14, 2018, March 15, 2018 and April 17, 2018. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

Adjusted Operating Loss and Adjusted EBITDA are non-GAAP financial measures that remove the impact of costs incurred due to the merger transaction with GPAC, as well as certain other nonrecurring legal fees and severance payments. Management believes that the use of such non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments, which we view as a better measure of our operating performance. Refer to the attached table for the reconciliation of such non-GAAP financial measures to the most comparable GAAP financial measure.

Investor Contact:

Brendon Frey, ICR

brendon.frey@icrinc.com

203-682-8200

Media Contact:

Alecia Pulman/Kate Kohlbrenner, ICR
purplePR@icrinc.com

646-277-1200

Purple Innovation, Inc.
For information regarding Purple products, please contact:
Savannah Turk
Director of Purple Communications
savannah@purple.com

PURPLE INNOVATION, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March, 31	December, 31
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$26,843	$3,593
Accounts receivable, net	3,911	4,182
Inventories, net	26,579	13,345
Prepaid inventory	1,587	2,219
Other current assets	2,879	492
Total current assets	61,799	23,831
Property and equipment, net	16,127	13,464
Intangible assets, net	1,319	1,267
Other long-term assets	5	22
Total Assets	$79,250	$38,584

Liabilities and Equity
Current liabilities:
Accounts payable	$19,790	$21,131
Accrued sales returns	4,606	4,825
Accrued compensation	1,747	2,097
Customer prepayments	7,060	3,213
Accrued sales tax	7,311	8,466
Other accrued liabilities	2,973	1,451
Current portion of long-term obligations	30	29
Total current liabilities	43,517	41,212
Long-term debt	19,081	8,117
Other long term liabilities and obligations, net of current portion	2,646	2,251
Total liabilities	65,244	51,580
Commitments and contingencies
Stockholders' equity:
Class A common stock	1	—
Class B common stock	4	—
Additional paid-in capital	3,256	—
Accumulated deficit	(1,428)	—
Total stockholders' equity	1,833	—
Noncontrolling interest	12,173	—
Member deficit	—	(12,996)
Total equity	14,006	(12,996)
Total Liabilities and Equity	$79,250	$38,584

PURPLE INNOVATION, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Three Months Ended March 31,
	2018	2017
Revenues, net	$60,980	$30,124
Cost of revenues	34,580	15,830
Gross profit	26,400	14,294
Operating expenses:
Marketing and sales	22,045	13,791
General and administrative	6,762	2,212
Research and development	511	277
Total operating expenses	29,318	16,280
Operating loss	(2,918)	(1,986)
Interest expense	702	—
Other income, net	(19)	(6)
Net loss	(3,601)	(1,980)
Net loss attributable to noncontrolling interest	(2,173)	—
Net loss attributable to Purple Innovation, Inc.	$(1,428)	$(1,980)
Net loss per common share—basic and diluted	$(0.17)	$(0.24)
Weighted average common shares outstanding—basic and diluted	8,389	8,389

PURPLE INNOVATION, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended March 31,
	2018	2017
Cash flows from operating activities:
Net loss	$(3,601)	$(1,980)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	456	75
Amortization of debt issuance costs and discounts	154	—
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	271	(743)
Increase in inventories	(13,234)	(4,030)
Increase in prepaid inventory and other assets	(1,753)	(2,311)
(Decrease) increase in accounts payable	(1,246)	5,088
(Decrease) increase in accrued sales returns	(219)	836
(Decrease) increase in accrued compensation	(350)	480
Increase in customer prepayments	3,847	3,728
Increase in other accrued liabilities	100	1,529
Net cash (used in) provided by operating activities	(15,575)	2,672

Cash flows from investing activities:
Purchase of property and equipment	(2,645)	(2,613)
Investment in intangible assets	(68)	—
Net cash used in investing activities	(2,713)	(2,613)

Cash flows from financing activities:
Proceeds from the Transaction	25,912	—
Proceeds from credit agreement	24,000	—
Payments on line of credit	(8,000)	—
Payments for debt issuance costs	(367)	—
Principal payments on capital lease obligations	(7)	—
Payments on related party notes payable	—	(300)
Net cash provided by (used in) financing activities	41,538	(300)

Net increase (decrease) in cash	23,250	(241)
Cash, beginning of the period	3,593	4,013
Cash, end of the period	$26,843	$3,772

PURPLE INNOVATION, INC.
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In thousands)

Management believes that the use of the following non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments, which we view as a better measure of our operating performance. These non-GAAP financial measures are EBITDA, adjusted EBITDA and adjusted operating loss. Other companies may calculate these non-GAAP measures differently than we do. These non-GAAP measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for our financial results prepared in accordance with GAAP.

Reconciliation of GAAP Net Loss to Non-GAAP EBITDA and Adjusted EBITDA

A reconciliation of GAAP net loss to the non-GAAP measures of EBITDA and adjusted EBITDA is provided below. EBITDA represents net loss before interest expense, other income and depreciation and amortization. Adjusted EBITDA represents EBITDA excluding costs incurred due to the merger transaction with GPAC, nonrecurring legal fees and severance payments.

	Three Months Ended March 31,
	2018	2017
GAAP net loss	$(3,601)	$(1,980)
Interest expense	702	—
Other income, net	(19)	(6)
Depreciation and amortization	456	75
EBITDA	(2,462)	(1,911)
Adjustments:
Merger transaction costs	2,028	—
Legal fees	199	46
Severance	140	—
Adjusted EBITDA	$(95)	$(1,865)

Reconciliation of GAAP Operating Loss to Non-GAAP Adjusted Operating Loss

A reconciliation of GAAP operating loss to the non-GAAP measure of adjusted operating loss is provided below. Adjusted operating loss represents GAAP operating loss excluding costs incurred due to the merger transaction with GPAC, nonrecurring legal fees and severance payments.

	Three Months Ended December 31,
	2017	2016
GAAP operating loss	(2,918)	(1,986)
Adjustments:
Merger transaction costs	2,028	—
Legal fees	199	46
Severance	140	—
Adjusted operating loss	$(551)	$(1,940)